UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2006

J.L. HALSEY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10875	1-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

103 Foulk Rd., Suite 205Q		19803
Wilmington, DE		(Zip Code)
(Address of principal
executive offices)

Registrant’s telephone number, including area code: (302) 691-6189

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

As previously reported on Form 8-K (the “Initial 8-K”) filed with the Securities Exchange Commission on August 22, 2006, on August 18, 2006, J.L. Halsey Corporation (“we”, “us”, the “Company” or the “Registrant”) entered into and consummated an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 16, 2006, by and among the Registrant, Commodore Resources (Nevada), Inc., a Nevada corporation and an indirect wholly-owned subsidiary of the Registrant (“Parent”), Halsey Acquisition California, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), ClickTracks Analytics, Inc., a California corporation (“ClickTracks”), the shareholders of ClickTracks listed therein, and John Marshall, in his capacity as Representative (as defined in the Merger Agreement).  Pursuant to the Merger Agreement, Merger Sub merged with and into ClickTracks, a web analytics company based in Santa Cruz, California, with ClickTracks continuing as the surviving corporation in the merger as a direct wholly-owned subsidiary of Parent (the “Merger”).

As previously reported on Form 8-K (the “Initial 8-K”) filed with the Securities Exchange Commission on August 22, 2006, on August 18, 2006, J.L. Halsey Corporation (“we”, “us”, the “Company” or the “Registrant”) entered into and consummated a Share Purchase Agreement (the “Purchase Agreement”), dated as of August 18, 2006, by and among the Registrant, 1254412 Alberta ULC, an unlimited liability company formed under the laws of the Province of Alberta (“Buyer”), Krista Lariviere (“KL”), Chris Adams (“CA”), 1706380 Ontario Inc., a corporation formed under the laws of the Province of Ontario (“KL Holdco” and together with KL, CA and CA Holdco, the “Sellers”).Pursuant to the Purchase Agreement, Buyer acquired all of the issued and outstanding share capital of Hot Banana Software Inc., a corporation amalgamated under the laws of the Province of Ontario )”Hot Banana”), a web content management and marketing software company based in Barrie, Ontario (the “Acquisition”).

The maximum total consideration payable to the former stockholders of ClickTracks in the Merger, including contingent payments, is approximately $12.1 million in cash and approximately $2.7 million worth of Halsey common stock (valued at a 30-day trailing average of Halsey’s closing sale prices) issued to the security holders who are “accredited investors” and approximately $247,000 in cash to the security holders who are not “accredited investors.  The Merger Agreement was filed as Exhibit 2.1 to the Registrant’s Initial Form 8-K.

The maximum total consideration payable to the former stockholders of Hot Banana under the Purchase Agreement, including contingent payments, is approximately $3.0 million in cash  The Purchase Agreement was filed as Exhibit 2.2 to the Registrant’s Initial Form 8-K.

This Form 8-K/A is being filed to amend the Initial 8-K to provide financial statements pursuant to Item 9.01(a) of Form 8-K and pro forma financial information pursuant to Item 9.01(b) of Form 8-K.  The information contained in this Form 8-K/A should be read in conjunction with the Initial 8-K.

RISK FACTORS

The following section describes risks and uncertainties that we believe may adversely affect our business, financial condition or results of operations.  The risks described below are not the only risks facing our company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  This Annual Report is qualified in its entirety by these risks.  This Annual Report also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this report.   The market price of our common stock could decline due to any of these risks and uncertainties, or for other reasons, and you may lose part or all of your investment.

Risks Related to Our Business and Industry

Our business is substantially dependent on the market for email marketing.

The Company’s revenues come from the email marketing market — from the licensing of software, the sale of support and maintenance contracts related to our software, and from the sale of hosted services, Web analytics and content management.  The market for email marketing and related services is relatively new and still evolving.  There is no certainty regarding how or whether this market will develop, or whether it will experience any contractions.

Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our common stock.

The traditional direct marketing industry has typically generated lower revenues during the summer months and higher revenues during the calendar year-end months. We believe our business may be affected by similar revenue fluctuations, but our limited operating history is insufficient to isolate and predict the magnitude of these effects. Because we may experience these effects, investors (and, possibly, securities analysts) may not be able to predict our quarterly or annual operating results. If we fail to meet expectations of securities analysts and investors, our stock price could decline.

If businesses and consumers fail to accept online direct marketing as a means to attract new customers, demand for our services may not develop and the price of our stock could decline.

The market for online direct marketing services is relatively new, rapidly evolving and our business may be harmed if sufficient demand for our services does not develop. Our current and planned services are very different from the traditional methods that many of our clients have historically used to attract new customers and maintain customer relationships.  As a result, customers and potential customers may be reticent to try new technologies and new solutions, and the demand for our services may not develop or may decline, which could cause our stock price to decline.

Our results depend on consumer use of email and the Internet.  If consumers do not continue to use email and the Internet, demand for our services may not develop and the price of our stock could decline.

Our current and planned services enable customers to use email to increase revenue and traffic from, and communication with, their online audiences, customers and members. Our ability to serve these customers therefore depends on their audiences continuing to use both email and the Internet as communications media.  If consumer adoption of either technology declines, demand for our services may not develop or may decline.

The growth of the email marketing market depends on the continued growth and effectiveness of anti-spam products.

Adoption of email as a communications medium depends on the ability to prevent junk mail, or “spam”, from overwhelming a subscriber’s electronic mailbox.  In recent years, many companies have evolved to address this issue and filter unwanted messages before they reach customers’ mailboxes.  In response, spammers have become more sophisticated and have also begun using junk messages as a means for fraud.  Email protection companies in turn have evolved to address this new threat.  However, if their products fail to be effective against spam, adoption of email as a communications tool will decline, which would adversely affect the market for our services.

The online direct marketing industry is highly competitive, and if we are unable to compete effectively, the demand for, or the prices of, our services may decline.

The market for online direct marketing is highly competitive, rapidly evolving and experiencing rapid technological change. Intense competition may result in price reductions, reduced sales, gross margins and operating margins, and loss of market share. Our principal competitors include providers of online direct marketing solutions such as DoubleClick, Responsys, Experian, Silverpop, Bigfoot Interactive, Exact Target, Constant Contact and InfoUSA, as well as the in-house information technology departments of our existing and prospective clients. The loss of a client due to service quality or technology problems could result in reputational harm to us and, as a result, increase the effect of competition and negatively impact our ability to attract new clients.

Many of these potential competitors have broad distribution channels and they may bundle complementary products or services. Such bundled products include, but are not limited to, web analytics, data mining, customer relationship management (CRM) systems and professional services.  If we are not able to bundle complementary services or continue to expand our distribution capabilities, our results may suffer.

In addition, we expect competition to persist and intensify in the future, which could harm our ability to increase sales and maintain our prices. In the future, we may experience competition from Internet service providers, advertising and direct marketing agencies and other large established businesses possessing large, existing customer bases, substantial financial resources and established distribution channels.  These businesses could develop, market or resell a number of online direct marketing solutions. These potential competitors may also choose to enter, or have already entered, the market for online direct marketing by acquiring one of our existing competitors or by forming strategic alliances with a competitor. As a result of future competition, the demand for our services could substantially decline. Any of these occurrences could harm our ability to compete effectively.

The email security business is highly competitive, and if we are unable to compete effectively, the demand for, or the prices of, our services may decline.

Our email security business faces competition from businesses that develop their own anti-spam and other messaging security technology.  These competitors vary from enterprise software vendors such as Oracle and SAP to online service providers who develop or bundle anti-spam, anti-virus and other messaging security technology with their other products such as Symantec and Network Associates.  We also face competition from large enterprise network infrastructure and software vendors such as Cisco Systems and Microsoft as they diversify their product offerings.   Many of these competitors have broad distribution channels and can bundle competing products or services. This competition poses a significant risk for us.

If we fail to respond to rapidly changing technology or evolving industry standards, our products and services may become obsolete or less competitive.

The markets for our products and services are characterized by rapid technological advances, changes in client requirements, changes in protocols and evolving industry standards.  If we are unable to develop enhancements to, and new features for, our existing products and services, or develop entirely new products and services, our products and services may become obsolete, less marketable or less competitive, and our business will be harmed.  The ability to add new enhancements, new features and new services depends on several factors, including having sufficient financial, technical and human resources and completing such work in a timely fashion.  Failure to produce timely acceptable new features will significantly impair our ability to retain existing revenue and earn new revenue.

If we fail to market new features and migrate customers to new versions of our system, our products and services may become obsolete or less competitive.

The development of proprietary technology and service enhancements and the migration of customers to new technology entail significant technical and business risks and require substantial expenditures and lead-time. We might not be successful in marketing and supporting recently released versions of our technology and services on a timely or cost-effective basis. In addition, even if new technology and services are developed and released, they might not achieve market acceptance. Also, if we are not successful in a smooth migration of customers to new or enhanced technology and services, we could lose customers.

We face significant threats from new entrants to our business.

Barriers to entry in software markets are low.  Privately-backed and public companies could choose to enter our space and compete directly with us, or indirectly by offering substitute solutions.  The result could be decreased demand or pricing for our services, longer sales cycles, or a requirement to make significant incremental investments in research and development to match these entrants’ new technologies.  If any of these happens, it could cause us to suffer a decline in revenues and profitability.

The majority of our services are sold pursuant to short-term subscription agreements, and if our customers elect not to renew these agreements, our revenues may decrease.

Typically, our hosted services are sold pursuant to short-term subscription agreements, which are generally six months to one year in length, with no obligation to renew these agreements. Our renewal rates may decline due to a variety of factors, including the services and prices offered by our competitors, new technologies offered by others, consolidation in our customer base or if some of our customers cease their operations. If our renewal rates are low or decline for any reason, or if customers renew on less favorable terms, our revenues may decrease, which could adversely affect our stock price.

Defects in our products could diminish demand for our products and services and cause us to lose customers.

Because our products and services are complex, they may have errors or defects that users identify after they begin using them, which could harm our reputation and business.  In particular, our anti-spam products may identify some legitimate emails as unwanted or unsolicited spam, or we may not be able to filter out a sufficiently high percentage of unsolicited or unwanted messages sent to the email accounts of customers.  Complex software products like ours frequently contain undetected errors when first introduced or when new versions or enhancements are released.  In addition, we may be unable to respond in a prompt manner, or at all, to new methods of attacking a messaging system, such as new spamming techniques.  We have from time to time found defects in products, and errors in existing products may be detected in the future.  Any such errors, defects or other performance problems could impact the perceived reliability of our products and services and hurt our reputation.  If that occurs, customers could elect not to renew or terminate their subscriptions and future sales could be lost.

If the delivery of our email messages is limited or blocked, then the amount we may be able to charge clients for producing and sending their campaigns may be reduced and clients may discontinue their use of our services.

Internet service providers are able to block messages from reaching their users. Recent releases of Internet service provider software and the implementation of stringent new policies by Internet service providers make it more difficult to deliver emails on behalf of customers. We continually improve our own technology and work with Internet service providers to improve our ability to successfully deliver emails. However, if Internet service providers materially limit or halt the delivery of our emails, or if we fail to deliver emails in such a way as to be compatible with these companies’ email handling or authentication technologies, then the amount we may be able to charge clients for producing and sending their online direct marketing campaigns may be reduced and clients may discontinue their use of our services.  In addition, the effectiveness of email marketing may decrease as a result of increased customer resistance to email marketing in general.

Our facilities and systems are vulnerable to natural disasters and other unexpected events and any of these events could result in an interruption of our ability to execute clients’ online direct marketing campaigns.

 We depend on the efficient and uninterrupted operations of our data centers and hardware systems. The data centers and hardware systems are located in California, an area susceptible to earthquakes. The data centers and hardware systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to our data centers or systems, we may be unable to execute clients’ hosted online direct marketing campaigns until the damage is repaired, and may accordingly lose clients and revenues. In addition, subject to applicable insurance coverage, we may incur substantial costs in repairing any damage.

System failures could reduce the attractiveness of our service offerings.

We provide email marketing and delivery services to our clients and end-users through our proprietary technology and client management systems. The satisfactory performance, reliability and availability of the technology and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. Any systems damage or interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenue to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.  Some factors that could lead to interruptions in customer service include:  operator negligence; improper operation by, or supervision of, employees; physical and electronic break-ins; misappropriation; computer viruses and similar events; power loss; computer systems failures; and Internet and telecommunications failures. We do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

If we are unable to safeguard the confidential information in our data warehouse, our reputation may be harmed and we may be exposed to liability.

We currently store confidential customer information in a secure data warehouse owned by a third party. We cannot be certain, however, that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. Any unauthorized access to our servers could result in the misappropriation of confidential customer information or cause interruptions in our services. It is also possible that one of our employees could attempt to misuse confidential customer information, exposing us to liability. In addition, our reputation may be harmed if we lose customer information maintained in our data warehouse due to systems interruptions or other reasons.

If we are unable to protect our intellectual property or if third parties develop superior intellectual property, third parties could use our intellectual property without our consent and prevent us from using their technology.

Our ability to successfully compete is substantially dependent upon internally developed technology and intellectual property, which we protect through a combination of patent, copyright, trade secret and trademark law, as well as contractual obligations. We may not be able to protect our proprietary rights. Unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We are one of several companies rapidly building new technologies in this industry.  It is possible that a third party could be awarded a patent that applies to some portion of our business.  If this occurs, we may be required to incur substantial legal fees, cease using the technology or pay significant licensing fees for such use.  We are aware of several patents that may be asserted against us.

We rely upon third parties for technology that is critical to our products ,and if we are unable to continue to use this technology and future technology, our ability to sell or continue to support subscriptions to our products and services would be limited and our operating results could be harmed.

We rely on non-exclusive software license rights from third parties in technologies that are incorporated into and necessary for the operation and functionality of our products. Our licenses often require the payment of royalties or other consideration to third parties. Our success depends in part on our continued ability to have access to these technologies, and we do not know whether these third-party technologies will continue to be licensed to us on commercially reasonable terms or at all. Our loss of license to, or the inability to support, maintain and enhance, software products we license from third parties could result in our customers having to upgrade their Lyris or EmailLabs products. In addition, a loss of license from third parties could lead to increased costs and delays or reductions in our product development, sales and support until we are able to develop functionally equivalent software or identify and obtain licenses to alternative third party software with comparable functionality, which we may be unable to do. As a result, our margins, market share and operating results could be significantly harmed. If any of these events occurs, our business and operating results could be harmed.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or expensive licenses, and our business may be adversely affected.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. If a third party successfully asserts a claim that we are infringing their proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all. Because currently pending patent applications are not publicly available for certain periods of time, we cannot anticipate all such claims or know with certainty whether our technology infringes the intellectual property rights of third parties.  As a general matter, we do not search patent office files for patents or patent applications that we may possibly infringe.  We are aware of several patents that may be asserted against us.

From time to time we may be named as a defendant in lawsuits claiming that we have, in some way, violated the intellectual property rights of others. Existing lawsuits in this area, as well as any future assertions or prosecutions of claims like these, could require us to expend significant financial and managerial resources. The defense of any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product enhancement delays or require that we develop non-infringing technology or enter into royalty or licensing agreements.

We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. These claims, whether or not successful, could:

•                                          divert management’s attention;

•                                          result in costly and time-consuming litigation;

•                                          require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all; or

•                                          require us to redesign our software and services to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. In addition, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling in any such claim. Even if we have not infringed any third parties’ intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time.

Activities of clients could damage our reputation or give rise to legal claims against us.

Clients’ promotion of their products and services may not comply with federal, state and local laws. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay fines or penalties, redesign business methods, discontinue some services or otherwise expend resources to avoid liability.

Our services involve the transmission of information through the Internet. These services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end-users in the course of delivery. Any transmission of this kind could damage our reputation or could give rise to legal claims against us. We could spend a significant amount of time and money defending against these legal claims.

Regulation of, and uncertainties regarding the application of existing laws and regulations to, online direct marketing and the Internet could prohibit, limit or increase the cost of  our business.

In December 2003, Congress enacted the CAN-SPAM Act of 2003, which regulates the sending of commercial email and pre-empts state laws regulating commercial email.  The effect of this legislation on marketers is difficult to predict.  We cannot assure you that this or future legislation regarding commercial email will not harm our business.  In addition, many states have passed laws that are significantly more punitive and difficult to comply with than CAN-SPAM, particularly Utah and Michigan.  It is not clear to what extent these state laws will in fact be preempted by CAN-SPAM.

Our business could be negatively impacted by new laws or regulations applicable to online direct marketing or the Internet or the application of existing laws and regulations to online direct marketing or the Internet. There is a growing body of laws and regulations applicable to access to, or commerce on, the Internet. Moreover, the applicability to the Internet of existing laws is uncertain and may take years to resolve. Due to the increasing popularity and use of the Internet, it is likely that additional laws and regulations will be adopted covering issues such as privacy, pricing, content, copyrights, distribution, taxation, antitrust, characteristics and quality of services and consumer protection. The adoption of any additional laws or regulations may impair the growth of the Internet or online direct marketing, which could, in turn, decrease the demand for our services and prohibit, limit or increase the cost of our doing business.

We have acquired all our operating businesses since May 2005, and we may continue to expand through acquisitions of, or investments in, other companies or through business relationships, all of which may divert our management’s attention, resulting in additional dilution to our stockholders and consumption of resources that are necessary to sustain our business.

One of our business strategies is to acquire competing or complementary services, technologies or businesses. We also may enter into relationships with other businesses in order to expand our service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

Our completed acquisitions and any future acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the acquired businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us and we may have difficulty retaining the customers of any acquired business due to changes in management and ownership. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities, nor can we assure you that we will be able to complete any acquisitions on favorable terms or at all. In connection with one or more of those transactions, we may:

•              issue additional equity securities that would dilute our stockholders;

•              use cash that we may need in the future to operate our business;

•              incur debt on terms unfavorable to us or that we are unable to repay;

•              incur large charges or substantial liabilities;

•              encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

•              become subject to adverse tax consequences, substantial depreciation or deferred compensation charges; and

•                                          encounter unfavorable reactions from investment banking market analysts who disapprove of our completed acquisitions.

Failure to properly manage and sustain our expansion efforts could strain our management and other resources.

Our ability to successfully offer services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We may try to rapidly and significantly expand the depth and breadth of our service offerings. Failure to properly manage this expansion could place a significant strain on our managerial, operational and financial resources. To manage expansion, we are required to continually:

•                                          improve existing and implement new operational, financial and management controls, reporting systems and procedures;

•                                          install new management information systems; and

•                                          train, motivate, retain and manage our employees.

We may be unable to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may be inadequate to support our operations.

Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our planned growth.

To continue to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software and Internet-related services. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain key employees. Furthermore, the new requirement to expense stock options may discourage us from granting the size or type of stock option awards that job candidates require in order to join the Company. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

Any failure to adequately expand our direct sales force will impede our growth.

We expect to be substantially dependent on our direct sales force to obtain new customers and to manage our customer relationships. We believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. Our ability to achieve significant growth in revenue in the future will depend in large part on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take more than a year before they achieve full productivity. Our recent hires and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we are unable to hire and develop sufficient numbers of productive sales personnel, sales of our service will suffer.

If we fail to develop our brands cost-effectively, our business may be adversely affected.

We believe that developing and maintaining awareness of our brands in a cost-effective manner is critical to achieving widespread acceptance of our current and future services and is an important element in attracting new customers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brands will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

Widespread blocking or erasing of cookies or limitations on our ability to use cookies may impede our ability to collect information with our technology and reduce the value of that data.

Our technology currently uses cookies, which are small files of information placed on an Internet user’s computer, to collect information about the user’s visits to the websites of our customers. Third-party software and our own technology make it easy for users to block or delete our cookies. Several software programs, sometimes marketed as ad-ware or spyware detectors, block our cookies by default or prompt users to delete or block our cookies. If a large proportion, such as a majority, of users delete or block our cookies, this could undermine the value of the data that we collect for our customers and could negatively impact our ability to deliver accurate reports to our customers, which would harm our business.

Changes in web browsers may also encourage users to block our cookies. Microsoft, for example, frequently modifies its Internet Explorer web browser. Some modifications by Microsoft could substantially impair our ability to use cookies for data collection purposes. If that happens and we are unable to adapt our technology and practices adequately in response to changes in Microsoft’s technology, then the value of our services will be substantially impaired. Additionally, other technologies could be developed that impede the operation of our services. These developments could prevent us from providing our services to our customers or reduce the value of our services.

In addition, laws regulating the use of cookies by us and our customers could also prevent us from providing our services to our customers or require us to employ alternative technology. A European Union Directive currently being implemented by member countries requires us to tell users about cookies placed on their computers, describe how we and our customers will use the information collected and offer users the right to refuse a cookie. Although no European country currently requires consent prior to delivery of a cookie, one or more European countries may do so in the future. If we were required to obtain consent before delivering a cookie or if the use or effectiveness of cookies is limited, we would be required to switch to alternative technologies to collect user profile information, which may not be done on a timely basis, at a reasonable cost or at all.

We may not realize expected benefits from our acquisitions.

We expect our acquisitions to result in additional net revenues for the Company.  Achieving the benefits of these acquisitions will depend in part on our demonstration to customers that the acquisitions will not result in adverse changes in client service standards.

With respect to the integration of personnel, despite our efforts to retain the key employees of acquired businesses, we may not be successful, as competition for qualified management and technical employees in our industry is intense.  We may also be perceived to have a different corporate culture and these key employees may not want to work for a larger, publicly-traded company.  In addition, competitors may recruit these key employees.  As a result, these key employees could leave with little or no prior notice, which could impede the integration process and harm our business, financial condition and operating results.  In connection with these acquisitions certain key employees have entered into employment agreements or consulting and non-competition agreements that will restrict their ability to compete with us if they leave or at the conclusion of their consulting term. We cannot assure you of the enforceability of these non-competition agreements or that these employees or consultants will continue to work with us under their employment or consulting agreements.

Exposure to risks associated with our international operations could unfavorably affect our performance.

We recently completed the acquisition of Hot Banana, which is based in Ontario, Canada and which has significant revenues there.  The success and profitability of these international operations may be adversely affected by risks associated with international activities, including economic and labor conditions, tax laws and changes in the value of the U.S. dollar versus the local currencies in which Hot Banana’s business may be denominated.  Specifically with currency risks, we do not currently utilize derivative instruments to hedge an exposure to fluctuation in foreign currency, including the Canadian dollar, and our revenues may decrease as a result of such fluctuations.

Our operating subsidiaries are relatively young companies with limited histories of operating results.

Our operating subsidiaries are both relatively young companies with no long-term history of developing their internal management and administration processes.  If either cannot continue to develop these internal processes, its long-term results may suffer.

We may need to raise additional capital to achieve our business objectives, which could result in dilution to existing investors or increase our debt obligations.

We may require additional capital to fund our business. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base and the growth of sales and marketing. Additional financing may not be available when needed, on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which would harm our operating results and adversely affect our ability to sustain profitability.  See Note 16 on our proposed rights offering and bridge loan.

Money Borrowed to Fund Acquisitions

We borrowed money to purchase EmailLabs, ClickTracks, and Hot Banana.  (Lyris was purchased with cash on hand.).  We borrowed from Comerica, N.A. and from LDN Stuyvie Partnership.  Copies of our agreements with these lenders have been filed with the Securities and Exchange Commission (“SEC”).  Our agreements with these lenders place certain restrictions on us, including restrictions on our total borrowings, our debt to EBITDA ratios, and our ability to buy additional businesses, among other restrictions.

Future Earn-out Payments

Each of our four acquisitions we have made requires us to make additional earn-out payments to the sellers of the businesses if certain conditions are met.  Copies of the acquisition agreements have been filed with the SEC.  We believe that some of these conditions are likely to be met, and, therefore, have classified specified earn-outs on our balance sheet as short-term or long-term debt.  Our principal use of cash in the future will be the payment of earn-outs and the pay down of debt.  Based on its current projections, the Company believes that it will be able to make these payments with its available resources.  If however, operating results deteriorate or other adverse events occur, the Company will not have adequate resources to make these payments.  The Company may be forced to seek additional resources and the cost of these resources, if available at all, may be prohibitive.

Risks related to our Company and Investment in our Common Stock

Internet-related stock prices are especially volatile, and this volatility may depress our stock price or cause it to fluctuate significantly.

The stock market and the trading prices of Internet-related companies in particular, have been notably volatile. This volatility is likely to continue in the short-term and is not necessarily related to the operating performance of affected companies. This broad market and industry volatility could significantly reduce the price of our common stock at any time, without regard to our operating performance. Factors that could cause our stock price in particular to fluctuate include, but are not limited to:

•                                          actual or anticipated variations in quarterly operating results;

•                                          announcements of technological innovations by others or us;

•                                          acceptance by consumers of technologies of companies other than us;

•                                          the ability to sign new clients and the retention of existing clients;

•                                          new products or services that we offer;

•                                          competitive developments including new products or services, or new relationships by our competitors;

•                                          changes that affect our clients or the viability of their product lines;

•                                          changes in financial estimates by securities analysts;

•                                          conditions or trends in the Internet and online commerce industries;

•                                          global unrest and terrorist activities;

•                                          changes in the economic performance and/or market valuations of other Internet or online e-commerce companies;

•                                          required changes in generally accepted accounting principles and disclosures;

•                                          our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments or results of operations or other developments related to those acquisitions;

•                                          additions or departures of key personnel; and

•                                          sales or other transactions involving our common stock.

Our executive officers and directors have control over our affairs.

As of June 30, 2006, our executive officers and directors and entities affiliated with them beneficially own, in the aggregate, approximately 39% of our common stock.  As a group they control and they will likely be able to continue to control our business. These stockholders have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership could have the effect of delaying, deferring or preventing a change of control or impeding a merger or consolidation, takeover or other business combination.  See Note 16 on our proposed rights offering and bridge loan.

We are a small company without securities analyst coverage at the present time and there is limited trading of our stock.

Trading markets for common stock rely in part on the research and reports that industry or financial analysts would publish about us or our business. Currently, no securities analysts cover our stock.  As a result, we lack visibility in the market.  In addition, if one or more analysts initiate coverage with an unattractive rating, our stock price would likely decline rapidly.  There is also little liquidity in the trading of our stock and therefore it may be more difficult for investors to sell common stock in our company.  Sales of large blocks of stock may have a significantly greater negative impact because of the lack of liquidity.

The stock transfer restrictions implemented in the merger of NAHC, Inc. and J. L. Halsey Corporation may delay or prevent takeover bids by third parties and may delay or frustrate any attempt by stockholders to replace or remove the current management.

The shares of common stock issued by the Company in the merger are subject to transfer restrictions that, in general, prevent any individual stockholder or group of stockholders from acquiring in excess of 5% of the outstanding common stock of the Company. The types of acquisition transactions that the Company may undertake therefore will be limited unless the board of directors waives the transfer restrictions. The transfer restrictions also may make it more difficult for stockholders to replace current management because no single stockholder may cast votes for more than 5% of the Company’s outstanding shares of common stock, unless that stockholder held more than 5% of our common stock before the merger.

We may not be able to realize the benefits of our NOL carryforwards.

Our ability to use our potential tax benefits in future years will depend upon the amount of our otherwise taxable income. If our operating businesses generate insufficient taxable income in future years, the NOLs will not be needed or used and therefore will provide no benefit to the Company. If the Company experiences a change of ownership within the meaning of Section 382 of the Internal Revenue Code, the Company will not be able to realize the benefit of its net operating loss, capital loss and tax credit carryforwards.

There are uncertainties related to legacy assets and liabilities.

The Company continues to manage a relatively small number of legacy assets and liabilities remaining from the period prior to the sale of its operating businesses in 1999.   These remaining legacy assets consist of restricted cash, old receivables that are the subject of litigation or arbitration, and appeals of Medicare related claims.  The Company has established significant reserves against these assets because of the uncertainty regarding our ability to collect on these assets.

The Company is defending one remaining lawsuit against us. Our management believes that we should prevail in this case.  However, there is uncertainty and cost related to the claims.   The outcome of this matter is not possible to predict and the current reserves include only estimates of the costs of litigating, but do not reflect the possibility of a settlement, an adverse ruling or a judgment against the Company. For more information regarding this lawsuit, please see Note 9 to the Condensed Consolidated Financial Statements.

Provisions in our certificate of incorporation and bylaws might discourage, delay or prevent a change of control of the Company or changes in our management and, therefore, depress the trading price of our common stock.

In addition to the provisions to protect our NOLs, our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of the Company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•                                          establish a classified board of directors so that not all members of our board are elected at one time;

•                                          provide that directors may only be removed “for cause” and only with the approval of 66 2/3% of our stockholders;

•                                          require super-majority voting to amend some provisions in our amended and restated certificate of incorporation;

•                                          authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•                                          provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•                                          establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

We incur significant costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that the businesses which we have acquired did not incur as private companies. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC require changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal and financial costs.

New accounting standards or interpretations of existing accounting standards could adversely affect our operating results.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

For example, we recognize software license revenue in accordance with Statement of Position, or SOP 97-2, Software Revenue Recognition, as amended by SOP 98-9, Software Revenue Recognition with Respect to Certain Transactions. The American Institute of Certified Public Accountants and the SEC continue to issue interpretations and guidance for applying the relevant accounting standards to a wide range of sales contract terms and business arrangements that are prevalent in software licensing arrangements. As a result of future interpretations or applications of existing accounting standards, including SOP 97-2 and SOP 98-9, by regulators or our internal or independent accountants, we could be required to delay revenue recognition into future periods, which would adversely affect our operating results.

Certain factors have in the past and may in the future cause us to defer recognition for license fees beyond delivery. Because of these factors and other specific requirements under accounting principles generally accepted in the United States for software revenue recognition, we must have very precise terms in our software arrangements in order to recognize revenue when we initially deliver software or perform services. Negotiation of mutually acceptable terms and conditions can extend our sales cycle, and we may accept terms and conditions that do not permit revenue recognition at the time of delivery.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) (SFAS No. 123R), Share-Based Payment.  SFAS No. 123 (R) replaces SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25.  Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123 for fair value. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and prohibits pro forma disclosure as an alternative to financial statement recognition.  SFAS No. 123(R) became effective and was adopted by the Company beginning in the first quarter of fiscal 2006.  The adoption of SFAS 123(R) has had an impact on our financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Management believes that the adoption of SFAS No. 157 will not have a material impact on our financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”) which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”).  SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis.  SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140.  SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006.  Management believes that the adoption of SFAS No. 155 will not have a material impact on our financial statements.

In June 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections,” (“SFAS No. 154”).  SFAS No. 154 replaces Accounting Principles Board Option No. 20 (“APB 20) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retroactive application to prior periods’ financial statements unless it is impracticable.  SFAS No. 154 enhances the consistency of financial information between periods.  SFAS No. 154 is effective for fiscal years beginning after December 15, 2005, and is required to be adopted by the Company in the first quarter of fiscal year 2007.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109,’’ (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.’’ FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 on the Company’s consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”).  FIN 47 provides clarification regarding the meaning of the term ``conditional asset retirement obligation’’ as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” (“SFAS 143”). This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on the Company’s consolidated financial statements.

In July 2002, The Public Company Accounting Reform and Investor Protection Act of 2002 (the Sarbanes-Oxley Act) was enacted.  Section 404 of the Sarbanes-Oxley Act stipulates that public companies must take responsibility for maintaining an effective system of internal control.  The act requires public companies to report on the effectiveness of their control over financial reporting and obtain an attestation report from their independent registered public accounting firm about management’s report.  The act requires most public companies (accelerated filers) to report on the company’s internal control over financial reporting for years ending on or after November 15, 2004.  Other public companies (non-accelerated filers) must begin to comply with the new requirements related to internal control over financial reporting for their first year ending on or after July 15, 2007 under the latest extension granted by the SEC.  J.L. Halsey Corporation is a non-accelerated filer and therefore expects to comply with the regulations of Section 404 for its reporting period ending June 30, 2008 unless the Company’s filing status changes or the rules governing companies of Halsey’s size change.

Item 9.01  Financial Statements and Exhibits.

(a)                                  Financial statements of business acquired.

Audited financial statements of ClickTracks for the fiscal year ended June 30, 2006 are included in this report. ClickTracks historical financial data were prepared in accordance with accounting principles generally accepted in the United States of America.

(b)                                 Pro forma financial information.

Pro forma financial information reflecting the acquisition of the Business by the Registrant as required pursuant to Article 11 of Regulation S-X is included in this report. The Pro forma financial information was prepared in accordance with accounting principles generally accepted in the United States of America and is presented in United States Dollars (‘‘US$’’ or ‘‘$’’).

CLICKTRACKS ANALYTICS, INC.

REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

for the twelve months ended June 30,  2006

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of ClickTracks Analytics, Inc.:

We have audited the accompanying consolidated balance sheet of ClickTracks Analytics, Inc. as of June 30, 2006 and the related consolidated statement of operations, stockholder’s equity, and cash flows for the twelve months then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of ClickTracks Analytics, Inc. as of June 30,  2006 and the results of their operations and their cash flows for the twelve months ended in conformity with accounting principles generally accepted in the United States of America.

BURR, PILGER & MAYER LLP

San Francisco, California

October 24, 2006

CLICKTRACKS ANALYTICS, INC.
CONSOLIDATED BALANCE SHEET
June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$93,088
Accounts receivable, net of allowance for doubtful accounts of $50,000	327,341
Prepaid expenses and deposits	27,046
Total current assets	447,475

Property and equipment, net	30,570
Intangible assets, net	1,186,403
Total assets	$1,664,448

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$75,462
Accrued liabilities	180,988
Deferred revenue	237,817
Shareholder payable	40,700
Total current liabilities	534,967

Stockholders’ equity:
Common stock, no par value; 25,750,000 shares authorized, 750,000 shares issued and outstanding at June 30, 2006	236,278
Series A Preferred stock, no par value; 4,250,000 shares authorized, issued and outstanding at June 30, 2006	1,513,722
Additional paid in capital	251,517
Retained earnings	(872,036)
Total stockholders’ deficit	1,129,481

Total liabilities and stockholders’ equity	$1,664,448

The accompanying notes are an integral part of these financial statements.

CLICKTRACKS ANALYTICS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
for the twelve months ended June 30, 2006

Revenue	$3,610,490
Cost of revenue	1,074,134
Gross profit	2,536,356
Operating expenses:
General and administrative	1,116,173
Sales and marketing	1,703,261
Total operating expenses	2,819,434
Loss from operations before other income and provision for income taxes	(283,078)
Interest income	843
Loss before provision for income taxes	(282,235)
Provision for income taxes	800
Net loss	$(283,035)

The accompanying notes are an integral part of these financial statements.

CLICKTRACKS ANALYTICS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
for the twelve months ended June 30, 2006

			Series A
	Common		Preferred		Additional		Total
	Stock		Stock		paid in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, July 1, 2005	750,000	$236,278	4,250,000	$1,513,722	$115,326	$(589,001)	$1,276,325

Net loss	—	—	—	—		(283,035)	(283,035)

Stock-based compensation	—	—	—	—	136,191	—	136,191

Balance, June 30, 2006	750,000	$236,278	4,250,000	$1,513,722	$251,517	$(872,036)	$1,129,481

The accompanying notes are an integral part of these financial statements.

CLICKTRACKS ANALYTICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
for the twelve months ended June 30, 2006

Cash flows from operating activities:
Net loss	$(283,035)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	7,290
Amortization of intangible assets	32,500
Stock based compensation	136,191
Provision for bad debt expense	47,606
Changes in operating assets and liabilities:
Accounts receivable	(205,652)
Prepaid expenses and deposits	(19,275)
Accounts payable	11,364
Accrued liabilities	74,430
Deferred revenue	90,312
Net cash used in operating activities	(108,269)
Cash flows from investment activities:
Purchases of property and equipment	(22,748)
Net cash used in investment activities	(22,748)
Cash flows from financing activities:
Proceeds from shareholder payable	40,700
Net cash provided by financing activities	40,700
Net decrease in cash and cash equivalents	(90,317)
Cash and cash equivalents, beginning of year	183,405
Cash and cash equivalents, end of year	$93,088

Supplemental disclosure—cash paid for state income taxes	$800

The accompanying notes are an integral part of these financial statements.

Clicktracks Analytics, Inc.
Notes to Consolidated Financials Statements

1.               Organization and Summary of Significant Accounting Policies

Organization

ClickTracks Analytics, Inc. (“The Company”) was incorporated in California in October 2003.  The Company provides customers with web analytics software, support and hosted services.  The Company is headquartered in Santa Cruz, California and maintains an office in the United Kingdom.  The Company has clients all over the world.

The Company’s fiscal year end is December 31. These financials statements have been prepared using a June 30 year end as a result of the Company’s subsequent acquisition by J.L Halsey Corporation on August 18, 2006 (See note 12).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximate their fair values because of their short-term maturities.

Accounts Receivable

Receivables are stated at net realizable value.  The Company provides an allowance for bad debts based on historical experiences and management evaluation of outstanding accounts receivable. The Company performs ongoing credit evaluations of their customers and adjusts credit limits based upon payment history and the customers’ current creditworthiness, as determined by the Company review of their current credit information.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Repairs and maintenance costs are expensed as incurred.  At the time of retirement or other disposal of property and equipment, the cost and related accumulated depreciation are removed from their respective accounts and the resulting gain or loss is recorded in the accompanying statements of operations.

Long-lived assets including intangible assets

Intangible assets consist of trademarks and patents. These assets are being accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

We assessed the impairment of the identified intangibles at the end of the fiscal year. Factors we considered important which could trigger an impairment review include the following:

•                  significant underperformance relative to historical or expected projected future operating results;

•                  significant negative industry or economic trends;

•                  significant changes in the manner of our use of the intangible assets or the strategy for our overall business;

When we determine that the carrying value of intangible assets, long-lived assets or goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any potential impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

The Company completed an impairment test during at the end of our fiscal year end and determined that the carrying amount of our intangible assets were not impaired.

Revenue Recognition

The Company recognizes revenue from the following primary sources:  (1) licensing software products; (2) providing customer technical support; and (3) hosting software products. Revenue is recognized when pervasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured.

The Company recognizes software license revenue in accordance with the provisions of SEC Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition,” SOP 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.  SOP 97-2 requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on vendor-specific objective evidence (VSOE) of the fair value of the delivered and/or undelivered elements.

The fee for multiple element arrangements is allocated to each element of the arrangement, such as maintenance and support services, based on the relative fair values of the elements. The Company determines the fair value of each element in multiple element arrangements based on VSOE for each element, which is based on the price charged when the same element is sold separately. If VSOE of the fair value of all undelivered elements exists but VSOE of the fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If VSOE of the fair value does not exist for all undelivered elements, revenue is deferred until VSOE of fair value exists for all undelivered elements, the elements for which VSOE of fair value does not exist have been delivered or the elements for which VSOE of fair value does not exist (a) have been deleted from the contract or (b) there is competent evidence that allows for the reasonable judgment that it is remote that the customer will request delivery.

Maintenance and support for the Company’s software products are not included in the purchase price of the software. When the criteria for revenue recognition under SAB No. 104 have been met, the Company defers the contractually stipulated renewal rate, and recognizes that portion over the remaining term of the included maintenance and support period. Fair value of services, such as training or consulting, are based upon separate sales by the Company of these services to other customers. Payments received for maintenance and services are deferred and recognized as revenue ratably over the service term. Training and consulting services are billed based on hourly rates, and are generally recognized as revenue as these services are performed.

Software license revenue is recognized when an agreement is signed, delivery of the product has occurred, no significant obligations remain, the fee is fixed or determinable and collection of the resulting receivable is probable.

Hosting revenue is recognized monthly based on the usage defined in the agreement.  Excess usage is billed and recognized as revenue as incurred.

Training revenue is recognized as the services are performed to the customer by the Company. The Company offers training to all customers who purchase any of the software products at an additional fee.

Deferred Revenue

Deferred revenue represents contracts for support services that have been invoiced to customers for services to be performed in future periods.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs were $236,369 for the year ended June 30. 2006.

Research and Development Costs

Research and development costs are charged to expense as incurred, including software development costs. Pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, (“SFAS 86”), certain software development costs are capitalized after technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between technological feasibility (generally defined as the establishment of a working model and commencement of beta testing) and general availability for release to customers has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related to differences between the bases of assets and liabilities for financial and income tax reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

Foreign currency translation

The Company has a subsidiary that is incorporated and operates in the United Kingdom. The operating entities use the United States dollar as its functional currency. Monetary assets and liabilities denominated in the foreign currency and are translated at the exchange rate ruling on the balance sheet date. Currency translation differences are recognized in the statement of income for the period.

Currency translation differences are recognized within the statement of operations as a component of general and administrative expenses. The total expense pertaining to foreign currency exchange difference for the twelve month period ended June 30, 2006 was $869. There was no material impact on the statement of cash flows.

Stock-based Compensation

The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employee, and Financial Accounting Standards Board Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25, in accounting for its employee stock options, and presents disclosure of pro forma information required under SFAS No. 123, Accounting for Stock-Based Compensation. Using the intrinsic method the company recorded an expense for stock based compensation in the amount of $136,191 for the twelve months ended June 30, 2006.

If we had elected to recognize compensation cost based on the fair value of the options granted at grant date and the fair value of shares purchased under the plan prescribed by SFAS No. 123, the pro-forma stock-based incentive expense would have impacted our net income.  The following table illustrates the effect on our net income if we would have applied the fair value recognition provision of SFAS 123:

June 30, 2006

Net loss, as reported	$(283,035)
Deduct total stock-based employee compensation determined under fair value based method for all awards, net of taxes	(16,566)
Net loss, pro forma	$(299,601)

The following are the estimates used in conjunction with the Black-Scholes option pricing model:

	2006
Expected life	5 years
Interest rate	3.91% - 5.1	4%
Volatility	75%
Dividend yield	—

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is currently evaluating the impact of SFAS No. 157 on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109,” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes”.’ FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 on the Company’s consolidated financial statements.

2.                               Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable.  With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations.

The Company sells products and services without collateral to various customers in different industries in the normal course of business.  Concentrations of credit risk are limited due to the large number of customers comprising the Company’s customer base.  No customer accounted for more than 10% of accounts receivable at June 30, 2006.  Management does not believe significant risk exists in connection with the Company’s concentrations of credit at June 30, 2006.

The Company maintains cash balances in checking accounts and money market accounts.  The amounts held in checking accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.

3.                               Property and Equipment

Property and equipment consist of the following at June 30, 2006:

Computers	$31,885
Office equipment	9,837
41,722
Less: accumulated depreciation	(11,152)
Net property and equipment	$30,570

Depreciation expense for the year ended June 30, 2006 was $7,290.

4.                               Intangible Assets

The Company’s intangible assets consist of the following at June 30, 2006:

Finite Lived Intangible Assets:
Patents	$650,000
Accumulated amortization	(113,597)
Net	$536,403

Indefinite Lived Intangible Assets:
Trademarks	650,000

Total Intangible Assets	$1,186,403

The estimated future amortization expense related to intangible assets, assuming no future impairment of the underlying assets as of June 30, 2006 is as follows:

Fiscal Year	Patents
2007	$32,500
2008	32,500
2009	32,500
2010	32,500
2011	32,500
thereafter	373,903
Total	$536,403

The Company’s trademarks have been determined to have an indefinite life and as such have not been amortized. Patents have been determined to have an estimate life of 20 years and are being amortized on a straight line basis. Amortization expense for 2006 was $32,500.

5.                               Accrued Liabilities

Accrued liabilities consist of the following at June 30, 2006:

Sales commissions	$59,634
Accrued vacation	67,794
Professional fees and other	53,560

Total	$180,988

6.                               Shareholder Payable

During the twelve months ended June 30, 2006, the Company entered into two different loan note agreements with one if its shareholders in the amounts of $23,700 and $17,000, respectively. The notes bear interest at 2% and 5%, respectively. The notes were issued at 4.5%  and 2.5% below the prime rate, respectively and are payable on demand. The notes were paid in full to the shareholder subsequent to year end as a result of the acquisition of the Company by JL Halsey Corporation on August 18, 2006. See note 12.

7.                               Operating Leases

The Company leases an office facility in Santa Cruz, California on month to month basis. The Company also leases an office facility in the United Kingdom on a month to month basis.

Total rent expense was $54,925 for the year ended June 30, 2006.

8.                               Income Taxes

The components of federal and state income tax expense as of June 30, 2006 were as follows:

Current tax expense:
Federal	$—
State	800
$800
Deferred tax expense (benefit):
Federal	—
State	—
Accruals and reserves	—
Provision for income taxes	$800

The components of net deferred tax assets consist of the following as of June 30, 2006:

Deferred income tax assets:
Net operating loss carryforwards	$60,109
Fixed assets and intangible	(905)
Accruals and reserves	121,098
Deferred stock compensation	55,488
235,790
Valuation allowance	(235,790)

Net deferred income tax asset	$—

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. As required by Statement of Financial Accounting Standards No. 109, management of the Company has evaluated the positive and negative evidence bearing upon the realization of its deferred tax assets. Management has determined that, at this time, it is more likely than not that the Company will not realize the benefits of its deferred tax assets and, as a result, a valuation allowance of $312,878 has been established at June 30, 2006.

At June 30, 2006, the Company had federal net operating loss carryforwards of $147,891 and state net operating loss carryforwards of approximately $146,291, which may be used to offset future taxable income.

9.             Stockholders’ Equity

Series A Preferred Stock

The Company is authorized to issue 4,250,000 shares of Preferred Stock no par value.  From inception through June 30, 2006, the Company has issued 4,250,000 shares of preferred stock.

The Series A preferred stock provides a non-cumulative annual dividend at the rate of 8% of the original issue price when and as declared by the Company’s board of directors. Any dividends declared by the board for the Series A preferred stock is in preference to any declaration or payment of any dividend on the common stock of the Company.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to received the sum of (1) $0.705 per share for each share held by them, plus (2) declared but unpaid dividends, if any, prior and in preference to any distribution of any assets to the holders of Common Stock.

The Company’s Series A preferred stock provides the same voting rights as the common stock shareholders.

Subsequent to year end the shareholders of the Company approved a conversion of all of the Company’s preferred stock into common stock at a one for one conversion.  See note 12.

Common Stock

As of June 30, 2006, the Company was authorized to issue 25,750,000 shares of common stock with no par value.  From inception through June 30, 2006, the Company had issued 750,000 shares of common stock.

10.                         Stock Option Plan

In 2004, the Company’s Board of Directors established the ClickTracks Analytics, Inc. 2004 Stock  Plan (the “Plan”) to provide for the grant of incentive stock options or nonqualified stock options to the Company’s employees, directors and consultants.

The term of the option grant is for ten years from the date of the grant.  All options were terminated on August 18, 2006 pursuant to an Agreement and Plan of Merger (See footnote 12).

A summary of the Company’s options under the plan is as follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding at June 30, 2005	1,060,500	$0.10
Granted	590,000	0.13
Exercised	—	—
Canceled or expired	(260,000)	0.10
Options outstanding at June 30, 2006	1,390,500	$0.12

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Exercisable Shares	Weighted Average Exercise Price
$0.00 to 0.10	1,045,500	8.04 years	$0.10	464,602	$0.10
$0.11 to 0.20	345,000	9.55 years	$0.20	31,250	$0.20
	1,390,500	8.42 years	$0.12	495,852	$0.11

No options were exercised during the twelve months ended June 30, 2006.

11.                         401(k) Savings Plan

In 2005 the Company adopted a defined contribution 401(k) savings plan (the “401k Plan”) covering employees who have met certain requirements as to age and length of service. No costs were incurred by the Company relating to the plan during the year ended June 30, 2006.

12.           Subsequent Events

On August 16, 2006, the shareholders of the Company approved a conversion of the Company’s Series A Preferred stock into Common stock on a one for one basis. Therefore on that date the Series A Preferred stock ceased to exist and all 4,250,000 shares of preferred stock were converted into 4,250,000 shares of the Company’s common stock.

On August 18, 2006, pursuant to the Agreement and Plan of Merger (the Merger Agreement) dated August 16, 2006, all of the Company’s outstanding capital stock was acquired by JL Halsey Corporation through its indirect wholly owned subsidiary Commodore Resources (Nevada), Inc.  Pursuant to the Merger Agreement, Halsey acquired the Company for a total price of $12 million which included $8.6 million in cash, $2.9 million worth of Halsey common stock (valued at a 30-day trailing average of Halsey’s closing sales prices), and a $510,000 holdback as security that the Company has met specified working capital and similar targets as of the closing.  The Company’s shareholders also have the right to receive two earn-out payments totaling $3.3 million in the event that certain milestones are reached over the next two years. Also as part of the acquisition of the Company by JL Halsey Corporation, the shareholder payable in the amount of $40,700 was paid in full including interest of $982.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(1)       The following unaudited pro forma condensed combined financial information has been prepared to reflect the acquisition of ClickTracks and Hot Banana by Commodore Resources (Nevada), Inc., an indirect wholly-owned subsidiary of J.L. Halsey Corporation, as described above under Item 8.01.

In this unaudited pro forma condensed combined financial information, J.L. Halsey Corporation is referred to as ‘‘we,’’ ‘‘Halsey” or the ‘‘Company.’’

The preparation of the unaudited pro forma condensed combined financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America.  These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses.  Actual results could differ from those estimates.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Halsey would have been had the transactions occurred on the respective dates assumed nor is it necessarily indicative of Halsey’s future operating results or consolidated financial position. Nevertheless, the pro forma adjustments reflected in the accompanying unaudited pro forma financial information reflect estimates and assumptions made by Halsey’s management that it believes to be reasonable.

The following unaudited pro forma condensed combined balance sheets at June 30, 2006  and unaudited pro forma condensed combined statement of operations for the year ended June 30, 2006 are presented as if the transactions had been completed on July 1, 2005, the beginning of Halsey’s fiscal year 2006.

Halsey’s acquisitions of ClickTracks and Hot Banana will be accounted for using the purchase method of accounting, as further described in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information. Accordingly, the acquired tangible and intangible assets and liabilities assumed will be recorded at their estimated fair values as of the date of the acquisition and results of operations will be combined from the acquisition date forward.  Management has analyzed all tangible assets and has concluded that the book value of such assets approximates fair value. Additionally, management has completed a preliminary assessment of the fair values of the acquired intangible asset and has recorded an adjustment in the pro forma financial statements to record the intangible assets at fair value.

Halsey’s information was derived from its audited financial statements as of and for the year ended June 30, 2006.  The June 30, 2006 audited financial statements are included in Halsey’s Annual Report on Form 10-K, filed with the SEC on September 28, 2006.  We have prepared financial statements for ClickTracks and Hot Banana for the twelve months ended June 30, 2006 to be consistent with Halsey’s year end of June 30. The June 30, 2006 financial statements assume that all stock options that were exercised as part of the acquisition were exercised as of July 1, 2005.  An audited balance sheet of ClickTracks as of June 30, 2006 and the related statements of operations, changes in stockholders’ equity and cash flow of ClickTracks for the year ended June 30, 2006 are included in this form 8-K.  The unaudited pro forma condensed combined financial information should be read together with Halsey’s and ClickTracks’ historical financial statements.

J.L. HALSEY CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2006
(In thousands, except share and per share data)

	Historical			Pro forma adjustments
	Halsey	ClickTracks	Hot Banana	(Note 2)		Pro forma
ASSETS
Current assets
Cash and cash equivalents	$255	$93	$178	$(347)	[A][G]	$179
Accounts receivable	4,661	327	114	—		5,102
Prepaid expenses	1,160	27	12	—		1,199
Deferred acquisition costs	231	—	—	(231)	[A]	—
Deferred income taxes	492	—	—	—		492
Deferred financing fees	97	—	—	—		97
Prepaid expenses related to discontinued operations	213	—	—	—		213

Total current assets	7,109	447	304	(578)		7,282

Restricted cash related to discontinued operations	1,675	—	—	—		1,675
Restricted cash	94	—	—	—		94
Fixed assets, net	1,675	31	24	—		1,730
Intangible assets, net	19,776	1,186	—	5,049	[B]	26,011
Goodwill	27,390	—	—	7,795	[C]	35,185

Total assets	$57,719	$1,664	$328	$12,266		$71,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,126	$256	$89	$—		$2,471
Contingent acquisition consideration — short-term	2,207	—	—	—		2,207
Note payable	5,496	41	—	9,959	[D]	15,496
Accrued interest	634	—	—	950	[E]	1,584
Other current liabilities	—	—	147	—		147
Income taxes payable	433	—	—	(50)	[J]	383
Accrued expenses remaining from discontinued operations	2,310	—	—	—		2,310
Deferred revenue	2,664	238	115	—		3,017

Total current liabilities	15,870	535	351	10,859		27,615

Revolving line of credit	9,867	—	—	1,946	[F]	11,813
Contingent acquisition consideration — long-term	1,725	—	—	—		1,725
Deferred income taxes	98	—	—	—		98
Other long-term liabilities	93	—	29	—		122

Total liabilities	27,653	535	380	12,805		41,373

Stockholders’ equity:	30,066	1,129	(52)	(539)	[I]	30,604

Total liabilities and stockholders’ equity	$57,719	$1,664	$328	$12,266		$71,977

See notes to the unaudited pro forma condensed combined financial information.

J.L. HALSEY CORPORATION
UNAUDITED  PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2006
(In thousands, except share and per share data)

	Historical			Pro forma Adjustments
	Halsey	ClickTracks	Hot Banana	(Note 2)		Pro forma

Revenues	$24,353	$3,610	$1,278	$—		$29,241

Cost of revenue	5,346	1,074	186	—		6,606
Amortization of intangibles	1,410	—	—	762	[H]	2,172

Gross profit	17,597	2,536	1,092	(762)		20,463

Operating expenses:
General and administrative	7,111	1,116	824	—		9,051
Sales & marketing	5,097	1,703	426	—		7,226
Amortization of intangibles	1,217	—	—	393	[H]	1,610

Income (loss) from operations	4,172	(283)	(158)	(1,155)		2,576

Other income (expense)
Interest income	98	1	1	—		100
Interest expense	(1,268)	—	(21)	(1,111)	[E][G]	(2,400)
Loss on sale of assets	(16)	—	—	—		(16)

Total other income (expense)	(1,186)	1	(20)	(1,111)		(2,316)

Income from continuing operations before income taxes	2,986	(282)	(178)	(2,266)		260

Income tax provision	827	1	1	(50)	[J]	779
Net income from continuing operations	2,159	(283)	(179)	(2,216)		(519)
Gain on disposal of discontinued operations, net of tax	407	—	—	—		407

Net income	$2,566	$(283)	$(179)	$(2,216)		$(112)
Income (loss) from continuing operations per common share:
Basic	$0.03					$(0.01)
Diluted	$0.03					$(0.01)

Net income (loss) per common share:
Basic	$0.03					$(0.00)
Diluted	$0.03					$(0.00)

Weighted average common shares outstanding:
Basic	83,126,803					85,926,439

Diluted	84,485,747					87,285,383

See notes to the unaudited pro forma condensed combined financial information.

J.L. HALSEY CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Purchase Price Allocation

The following table outlines the preliminary purchase allocation for the acquisition of ClickTracks by Halsey:

Purchase price:
Cash consideration, net of cash held by ClickTracks	$8,427,906
Stock issued	2,752,882
Holdback and working capital adjustment	510,000
Acquisition costs	336,616
Total Purchase Price	$12,027,404

Less: estimated fair value of assets acquired and liabilities assumed:
Trade names	$1,200,000
Customer relationships	1,600,000
Technology	3,100,000
Net liabilities assumed	(109,310)
Total estimated value of net assets	$5,790,690

Estimated goodwill resulting from acquisition	$6,236,714

The final allocation of the purchase price will be determined upon completion of a final analysis to determine the fair values of ClickTrack’s tangible and intangible assets and liabilities.  Accordingly, the final purchase accounting adjustments may differ from the pro forma adjustments presented in this document.  Increases or decreases in the fair value of ClickTrack’s net assets, commitments, contracts or other items may change the amount of the purchase price allocated to goodwill.

The following table outlines the preliminary purchase allocation for the acquisition of Hot Banana by Halsey:

Purchase price:
Cash consideration, net of cash held by Hot Banana	$1,608,233
Holdback and working capital adjustment	470,000
Contingent consideration—technology integration	176,250
Acquisition costs	563,940
Total Purchase Price	$2,818,423

Less: estimated fair value of assets acquired and liabilities assumed:
Trade names	$270,000
Customer relationships	510,000
Technology	710,000
Net liabilities assumed	(230,363)
Total estimated value of net assets	$1,259,637

Estimated goodwill resulting from acquisition	$1,558,786

The final allocation of the purchase price will be determined upon completion of a final analysis to determine the fair values of Hot Banana’s tangible and intangible assets and liabilities.  Accordingly, the final purchase accounting adjustments may differ from the pro forma adjustments presented in this document.  Increases or decreases in the fair value of Hot Banana’s net assets, commitments, contracts or other items may change the amount of the purchase price allocated to goodwill.

Note 2 — Pro Forma Adjustments

The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are as follows:

[A]                             Adjustment represents the estimated cash consideration that will have been paid by Halsey for the acquisitions of ClickTracks and Hot Banana.  The estimated amounts paid for ClickTracks include acquisition expenses of $336,616 and a working capital adjustment of $510,000.   The estimated amounts paid for Hot Banana include acquisition expenses of $563,940, a working capital adjustment of $470,000 and contingent consideration related to technology integration of $176,250.

[B]                                Amount represents the adjustment required to record the acquired intangible assets at fair value less estimated amortization expense.  The estimated amortization for ClickTracks is $940,000 for the year ended June 30, 2006. The Company has recorded $620,000 of the total amortization expense as a component of cost of revenue in the statement of operations. The estimated amortization for Hot Banana is $214,857 for the year ended June 30, 2006. The Company has recorded $142,000 of the total amortization expense as a component of cost of revenue in the statement of operations.  Management has completed a preliminary assessment of the fair values of the acquired intangible asset and has recorded an adjustment in the pro forma financial statements to record the intangible assets at fair value based on this preliminary assessment.

[C]                               Adjustment represents the amount necessary to record the goodwill based on the preliminary purchase price allocation.

[D]                              Adjustment represents the amount of the subordinated bridge loan from LDN Stuyvie Partnership that was used to fund the of ClickTracks acquisition.

[E]                                Adjustment represents the interest expense recorded as a result of the bridge loan from LDN Stuyvie Partnership.

[F]                                Adjustment represents the net increase of the executed Comerica loan as a result of the ClickTracks and Hot Banana acquisitions.

[G]                               Adjustment represents the amount of interest expense paid on the executed Comerica loan as a result of the ClickTracks and Hot Banana acquisitions.

[H]                              Amount represents the incremental amortization expense arising on the intangible assets as a result of the fair value adjustments.

[I]                                   Adjustment represents the elimination of ClickTracks’ and Hot Banana’s stockholders’ equity as a result of the acquisition and the net effect of adjustments recorded in the statement of operations.

[J]                                  Adjustment represents the federal and state income tax benefit of ClickTracks net operating loss.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.L. HALSEY CORPORATION
Date: November 1, 2006
	By:	/s/ Joseph Lambert
Joseph Lambert
Principal Accounting Officer